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                            FIRST AMENDMENT TO THE
                                  BY-LAWS OF
                                BEC GROUP, INC.


                  Pursuant to Article VII of the By-Laws (the "By-Laws") of BEC Group, Inc. (the "Company") and the resolution of the Board of Directors of the Company, duly adopted at a meeting of the Board held on October 30, 1997 (the "Resolution"), but subject to Paragraph 4 hereof and the Resolution, the By-Laws are hereby amended as follows:

         1. Article III, Section 7 is hereby stricken in its entirety and the following new Article III, Section 7 is substituted in lieu thereof:

         "SECTION 7. Chairman of the Board. The Chairman of the Board shall be an executive officer of the corporation and shall preside, if present, at all meetings of the stockholders and at all meetings of the Board of Directors and shall perform such other duties and have such other powers as from time to time may be assigned by the Board of Directors or prescribed by these By-laws."

         2. Article III, Section 8 is hereby stricken in its entirety and the following new Article III, Section 8 is substituted in lieu thereof:

         "SECTION 8. Vice Chairman of the Board. The Vice Chairman of the Board shall, at the request of the Chairman of the Board or in his absence or disability, perform the duties of the Chairman of the Board and when so acting shall, have all the power of, and be subject to all restrictions upon, the Chairman of the Board and shall perform such other duties and have such other powers as from time to time may be assigned to him by the Chairman of the Board or prescribed by these By-laws. In the event of a vacancy in the office of the Chairman of the Board, the Vice Chairman of the Board shall thereupon serve as the Chairman of the Board until the next annual meeting of stockholders and until a successor is duly elected and qualified."

         3. Article III, Section 9 is hereby stricken in its entirety and the following new Article III, Section 9 is substituted in lieu thereof:

         "SECTION 9.  Chief Executive Officer.  The Chief Executive
Officer shall have general direction of the affairs of the Corporation and general supervision over its several officers, subject, however, to the control of the Board of Directors and the Chairman of the Board, and in general shall perform such duties and, subject to the other provisions of these By-laws, have such powers incident

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to the office of Chief Executive Office and perform such other duties and as from time to time may be assigned to him by the Board of Directors or the Chairman of the Board."

         4. The foregoing amendments shall be deemed to have been effective immediately upon the Effective Time (as defined in the Agreement and Plan of Merger dated October 30, 1997, among the Company, BEC Acquisition Corp., and ILC Technology, Inc. (the "Merger Agreement")) of the Merger (as defined in the Merger Agreement).

         5. Except as amended herein, the By-Laws shall remain unmodified and in full force and effect.

                  The undersigned,          , hereby certifies that the above
amendments were duly adopted by vote of a majority of the Board of Directors, at a special meeting of the Board held on October 30, 1997, at which a quorum was present.

                  Signed this     day of               , 1997




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